SCI Systems, Inc
Exhibit 11 - Computation of Primary and Fully Diluted Earnings Per Share
(In thousands of dollars except for number of shares  and per share amounts)

                                                      Quarter Ended:
                                              September 29,      September 24,
                                                 1996               1995
                                              ----------------   --------------

Primary Earnings Per Share
--------------------------
Net income                                           $25,025            $15,122
Add back after-tax interest for debentures
 converted during  period                                N/A                218
                                               -------------      -------------
               Adjusted net income used in
                 primary computation                 $25,025           $15,340
                                               =============      =============


Weighted average number of shares
outstanding during period                         29,619,671         29,350,460
Applicable number of shares for common stock
 equivalents  (stock options) outstanding for
 period using Treasury-stock  method based
 on average market price for period                  663,778            675,274
                                                ------------       ------------
     Weighted average number of shares used
       in computation                             30,283,449         30,025,734
                                                ============       ============

Primary  earnings per share                             $.83               $.51
                                                ============       ============

Fully Diluted Earnings Per Share
--------------------------------
Net income                                           $25,025            $15,122
Add back after-tax interest for debentures
 converted during period                                 N/A                218
Add back after-tax interest expense for
 outstanding  convertible subordinated notes           2,238                N/A
                                                ------------      -------------
     Adjusted net income used in fully
       diluted computation                           $27,263            $15,340
                                                ============      =============

Weighted average number of shares
 outstanding during period                        29,619,671         29,350,460
Applicable number of shares for common stock
 equivalents (stock options) outstanding for
 period, using Treasury-stock method based
 on the higher of average market price or ending
 market price                                        764,082            741,141
Number of shares to be issued if outstanding
 convertible subordinated notes were converted     5,897,436                N/A
                                                 -----------        -----------
         Weighted number of shares used
           in computation                         36,281,189         30,091,601
                                                 ===========        ===========

Fully diluted earnings per share                        $.75               $.51
                                                 ===========        ===========








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